Exhibit 2.2

EXECUTION VERSION

FACILITATION AGREEMENT

This FACILITATION AGREEMENT (this “Agreement”), dated as of July 29, 2013, is entered into by and among Michael Baker Corporation, a Pennsylvania corporation (the “Company”), Integrated Mission Solutions, LLC, a Delaware limited liability company (“Parent”), Project Steel Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and Thomas J. Campbell, an individual (the “Shareholder”).

A. Contemporaneously with the execution of this Agreement, Parent, Merger Sub, and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), providing, among other things, for (i) an offer by Merger Sub (the “Offer”) to purchase all of the outstanding shares of common stock, par value $1.00 per share, of the Company (the “Common Stock”), at a price per share of $40.50 (such amount or any greater amount per share that may be paid pursuant to the Offer, the “Offer Price”) and (ii) following the acceptance for payment of shares of Common Stock pursuant to the Offer, the merger of Merger Sub with and into the Company (the “Merger”). Capitalized terms used in this Agreement and not defined have the meaning given to such terms in the Merger Agreement.

B. The Shareholder is the beneficial owner of 498,121 shares of Common Stock (such shares, together with any other equity interests in the Company beneficially owned by the Shareholder and any other shares and any other equity interests in the Company of which the Shareholder obtains beneficial ownership after the date hereof, being collectively referred to herein as the “Covered Shares”).

C. Shareholder, Parent, and Merger Sub desire to enter into this Agreement in connection with their efforts to consummate the Merger.

D. The Company desires to enter into this Agreement (i) to support the Merger and (ii) to obtain the Shareholder’s commitment to cause Parent and Merger Sub to consummate the Merger pursuant to and in accordance with the terms and conditions of the Merger Agreement.

E. The Shareholder has agreed to enter into this Agreement and tender and vote his Covered Shares as described in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Certain Covenants.

(a) Lock-Up. Subject to Section 1(d) and except as otherwise contemplated by the Merger Agreement or this Agreement, the Shareholder hereby covenants and agrees that he shall not (i) directly or indirectly, sell, transfer, assign, or pledge any Covered Shares, or limit his right, title or interest in or voting rights with respect to any of the Covered Shares, or agree to do any of the foregoing, (ii) grant any proxies or powers of attorney with respect to any of the Covered Shares, deposit any of the Covered Shares into a voting trust, or enter into a voting agreement or other similar commitment or arrangement with respect to any of the Covered Shares in contravention of the obligations of the Shareholder under this Agreement, (iii) permit any Covered Shares to be, or become subject to, any Liens (as defined below), or (iv) take any other action that would in any way restrict, limit, or interfere with the performance of the Shareholder’s obligations hereunder or the transactions contemplated by the Merger Agreement. This Agreement and the obligations hereunder will attach to the Covered Shares and will be binding upon any person to which legal or beneficial ownership of any or all of the Covered Shares passes, whether by operation of law or otherwise, including without limitation, the Shareholder’s successors or assigns.

(b) Voting of Parent Interests. The Shareholder shall cause DC Capital Partners, LLC and its Affiliates to vote at a meeting of the members of Parent (or if the transaction may be approved by partial written consent, to execute and deliver written consents), in each case in respect of all membership interests held by them in Parent, to approve (x) the Merger Agreement and the transactions contemplated thereby and (y) the amendment of the limited liability company operating agreement of Parent as contemplated by Section 3.01 of the Merger Agreement and Schedule 3.01 thereto, and to not revoke or amend such consent or vote.

(c) Grant of Proxy; Voting Agreement. The Shareholder has revoked or terminated any and all proxies, voting agreements or similar arrangements previously given or entered into with respect to the Covered Shares and hereby grants the Company a limited irrevocable proxy to vote the Covered Shares as to which the Shareholder has voting power and in the Shareholder’s name, place and stead, at any annual or special meeting of the shareholders of the Company, as applicable, or at any adjournment thereof solely for the adoption of the Merger Agreement and the approval of the Merger, including each other action, agreement and transaction in furtherance of the Offer, the Merger Agreement, the Merger, and this Agreement. The proxy granted by the Shareholder pursuant to this Section 1(b) is coupled with an interest and is irrevocable and is granted in consideration of the Company entering into this Agreement and the Merger Agreement. This irrevocable proxy shall not be terminated by any act of the Shareholder or by operation of law (including, without limiting the foregoing, by the dissolution or liquidation of any corporation or partnership).

(d) Tender of Shares. The Shareholder agrees, in exchange for the Offer Price, to tender the Covered Shares to Merger Sub in the Offer at least ten (10) days prior to the Initial Expiration Time pursuant to and in accordance with the terms of the Offer.

(e) Waiver of Appraisal and Dissenters’ Rights. The Shareholder hereby waives and agrees not to exercise any rights of appraisal or rights to dissent from the Merger that the Shareholder may have.

2. Representations and Warranties of the Shareholder. The Shareholder hereby represents and warrants to the Company as of the date hereof and at all times until the Shareholder tenders his Covered Shares to Merger Sub in accordance with Section 1(c) as follows:

(a) Ownership. As of the date hereof, the Shareholder is the record holder or beneficially holds all of the Covered Shares, free and clear of all liabilities, claims, liens, options, proxies, charges, participations and encumbrances of any kind or character whatsoever, other than those arising under the securities laws or under the Company’s governance documents (collectively, “Liens”).

(b) Number of Shares. The Covered Shares set forth in this Agreement are the only shares of Common Stock owned beneficially or of record by the Shareholder on the date of this Agreement. The Shareholder does not have any direct or indirect options or other rights to acquire or dispose of any Common Stock, any derivative or other rights the value of which is determined by reference to any such securities, or any direct or indirect economic or voting interests associated with any such securities.

(c) Due Execution and Delivery. This Agreement has been duly and validly executed and delivered by the Shareholder and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding agreement of the Shareholder, enforceable in accordance with its terms.

(d) Receipt; Reliance. The Shareholder has received and reviewed a copy of the Merger Agreement. The Shareholder understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon the execution, delivery, and performance of this Agreement by Shareholder.

(e) Other Agreements. Neither Shareholder, nor any Affiliate of Shareholder, is party to any Contract, understanding or arrangement with or relating to any director, officer or employee of the Company or any of its Subsidiaries other than this Agreement and the Merger Agreement.

3. Miscellaneous.

(a) Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective the transactions contemplated hereby. At the Company’s reasonable request and without further consideration, each other party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby. Without limiting the foregoing, the Shareholder shall execute and deliver to the Company and any of its designees any additional proxies, including with respect to any Covered Shares acquired after the date hereof, reasonably requested by the Company in furtherance of this Agreement.

(b) Remedies. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any such right, power or remedy by any party hereto shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such party.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

MICHAEL BAKER CORPORATION

By:
Name:
Title:

INTEGRATED MISSION SOLUTIONS, LLC

By:
Name:
Title:

PROJECT STEEL MERGER SUB, INC.

By:
Name:
Title:

Thomas J. Campbell